Exhibit 99.1

STEWART ENTERPRISES INC. CERTAIN FINANCIAL AND OPERATING INFORMATION FOR FISCAL YEAR 2013

Stewart Enterprises, Inc. (Nasdaq GS: STEI) is disclosing certain financial and operating information for its fiscal year ended October 31, 2013.

	Three Months Ended October 31,				Twelve Months Ended October 31,
	2013		2012		2013		2012
	millions	per diluted share	millions	per diluted share	millions	per diluted share	millions	per diluted share
Net earnings	$5.3	$.06	$9.0	$.11	$40.9	$.47	$35.9	$.41
Net earnings from continuing operations	$5.3	$.06	$9.1	$.11	$41.0	$.47	$37.5	$.43
Adjusted earnings from continuing operations (1)	$9.1	$.11	$10.1	$.12	$43.0	$.50	$40.2	$.46

(1)	See table “Reconciliation of Non-GAAP Financial Measures” for additional information on adjusted earnings and adjusted earnings per share from continuing operations.

Definitive Merger Agreement with Service Corporation International

On May 29, 2013, the Company announced that it entered into a definitive merger agreement with Service Corporation International (“SCI”). If the merger (“SCI merger”) closes on or before December 30, 2013, holders of the Company’s Class A and Class B common stock will receive $13.25 in cash for each share of common stock. If the SCI merger closes after December 30, 2013 additional consideration of $0.002178 per share will be payable for each day during the period after December 30, 2013 through the closing. The transaction was approved by the Company’s shareholders on August 13, 2013. The transaction is subject to the satisfaction of customary closing conditions and regulatory approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) or of any agreement with the Federal Trade Commission (“FTC”) not to consummate the SCI merger. On July 17, 2013, the Company announced that it and SCI had received second requests for information from the FTC, which extended the waiting period under the HSR Act until the 30th day after substantial compliance by SCI and the Company with the requests, unless that period is further extended voluntarily by the parties or terminated sooner by the FTC. Subsequently, the Company and SCI have entered into a timing agreement, as amended, with the FTC not to consummate the SCI merger prior to December 23, 2013. The parties may close the SCI merger sooner if the FTC grants early termination, closes its investigation or accepts for public comment a proposed consent agreement settling the matter. The Company and SCI have filed responses to the second request and the Company expects the transaction will close in late calendar year 2013.

Fiscal Year 2013 Results

FUNERAL

•	Funeral revenue increased $8.2 million, or 2.9 percent, to $291.2 million for fiscal year 2013. Same-store funeral services performed increased 2.1 percent, or 1,113 events, coupled with a 0.1 percent improvement in same-store average revenue per funeral service. In addition, the Company experienced a $1.7 million improvement in revenue related to trust activities.

•	Funeral gross profit increased $0.4 million, or 0.6 percent, to $69.7 million for fiscal year 2013. The increase is primarily due to the $8.2 million improvement in revenue, as previously noted. Funeral gross profit margin declined 60 basis points to 23.9 percent for fiscal year 2013 from 24.5 percent for fiscal year 2012.

•	The cremation rate for the Company’s same-store operations was 43.9 percent for fiscal year 2013 compared to 43.1 percent for fiscal year 2012.

•	Net preneed funeral sales decreased 0.7 percent during fiscal year 2013 compared to fiscal year 2012. Preneed funeral sales are deferred until the underlying contracts are performed and have no impact on current revenue.

CEMETERY

•	Cemetery revenue decreased $0.2 million, or 0.1 percent, to $232.9 million for fiscal year 2013. The Company realized a $5.6 million increase in revenue related to trust activities and a $3.8 million increase in revenue recognized from the construction of various cemetery projects. In addition, the Company generated a $2.7 million increase in revenue recognized for cemetery property sales for which the down payment required for revenue recognition was received and a $2.1 million improvement in merchandise delivered and services performed. These increases were partially offset by a $1.6 million decline in finance charges.

•	Cemetery property sales declined $11.8 million, or 11.2 percent, compared to fiscal year 2012. During fiscal year 2013, as part of the integration of its operations and sales teams, the Company revised its organizational structure and compensation packages, which negatively impacted cemetery property sales during fiscal year 2013.

•	Cemetery gross profit increased $3.5 million, or 8.7 percent, to $43.9 million for fiscal year 2013. Cemetery gross profit margin improved 150 basis points to 18.8 percent for fiscal year 2013 from 17.3 percent for fiscal year 2012. The increase in gross profit is primarily due to a reduction in property and related selling costs.

OTHER

•	During fiscal year 2013, the Company incurred $8.4 million in merger-related costs consisting of legal, professional and other incremental costs incurred pursuant to the pending merger with SCI.

•	During fiscal year 2012, the Company recorded $3.3 million in restructuring and other charges. These charges were primarily related to separation pay, termination benefits and a non-cash asset impairment due to the restructuring of the sales and operations of the organization, as well as a separate reduction in workforce associated with the Company’s ongoing continuous improvement initiative.

•	The effective tax rate for continuing operations for fiscal year 2013 was 26.7 percent compared to 33.3 percent for fiscal year 2012. The reduced rate for fiscal year 2013 is primarily due to a change in Puerto Rican tax legislation that increased the top tax rate for businesses from 30 percent to 39 percent. As a result, the Company revalued its Puerto Rican deferred tax assets, resulting in a one-time non-cash benefit of $3.0 million, net. In addition, the Company benefitted from a $2.8 million and a $2.1 million reduction in the valuation allowance for capital losses, associated with the positive performance of its trust portfolio for the twelve months ended October 31, 2013 and 2012, respectively.

Cash Flow Results and Debt for Total Operations

•	Cash flow provided by operating activities for fiscal year 2013 was $87.0 million compared to $76.5 million for fiscal year 2012. For fiscal year 2013, the Company recognized a $5.0 million improvement in net earnings. In addition, the Company experienced a positive change in working capital, partly driven by a $7.5 million improvement in cash flow from receivables, coupled with a $4.2 million decline in spending on cemetery development projects. These changes were partially offset by $2.2 million in additional net tax payments during the fiscal year.

•	Free cash flow was $69.1 million in fiscal year 2013, compared to $61.4 million in fiscal year 2012, primarily due to the changes in operating cash flow, as described above. See table “Reconciliation of Non-GAAP Financial Measures” for additional information on free cash flow.

Trust Performance

Backlog

As of October 31, 2013, the face value of the trust and insurance backlog is $1.8 billion, which is made up of $1.1 billion of trust and $0.7 million of insurance. Face value represents the fair value of cash and securities held in trust and the current face value of insurance contracts.

Supplemental Trust Portfolio Information

The Company maintains three types of trusts and escrow accounts: (1) preneed funeral merchandise and services, (2) preneed cemetery merchandise and services (together with the preneed funeral merchandise and services trust, “preneed trusts”) and (3) cemetery perpetual care. The size of the trusts depends primarily upon the level of preneed sales and maturities, the amount of dividend and interest income and investment gains or losses and funds added through acquisitions, if any.

As of October 31, 2013, approximately 9 percent of the Company’s trust portfolio was invested in cash, 41 percent in equities, 34 percent in fixed-income securities, 7 percent in preferred stock, 4 percent in master limited partnership index funds, 2 percent in each of real estate index funds and commodity index funds and 1 percent in other investments.

During late fiscal 2008, the Company reviewed alternative asset allocation models and selected new asset allocation goals that emphasize diversification and reduce volatility. The Company has taken advantage of the improvement in the overall markets to adjust its asset allocation towards these goals. Currently, 26 percent of its portfolio is invested in asset classes that were not represented in its trusts just four years ago, including real estate investment trusts, high yield mutual funds and master limited partnerships, among others. The Company has been investing in proportionately more exchange traded/index funds and fewer individual equities. The Company continuously evaluates its investment strategies to maintain an asset allocation that provides consistent returns while taking appropriate risk. The long-term objectives are to preserve principal while seeking appropriate levels of current income and capital appreciation in order to provide returns that match inflation plus a reasonable return.

The following table presents the annual total returns in the Company’s trusts for fiscal years 2003 through 2013 including realized and unrealized gains and losses:

2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
16.1%	4.1%	6.0%	12.2%	7.7%	(28.5)%	16.6%	14.4%	4.6%	11.9%	12.9%

The following table presents the annual realized return in the Company’s trusts for fiscal years 2003 through 2013. The returns represent interest, dividends and realized capital gains or losses, but not unrealized capital gains or losses.

2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
4.8%	2.6%	4.3%	5.1%	4.8%	(3.3)%	(.4)%	1.7%	4.4%	3.5%	5.2%

The following table presents the total returns of the Company’s preneed trusts and cemetery perpetual care trusts including realized and unrealized gains and losses for the periods indicated:

	Funeral and Cemetery Merchandise and Services Trusts	Cemetery Perpetual Care Trusts
For the year ended October 31, 2013	13.9%	10.6%
For the last three years ended October 31, 2013	9.8%	9.5%
For the last five years ended October 31, 2013	11.8%	12.6%
For the last ten years ended October 31, 2013	5.2%	5.6%

During fiscal years 2013 and 2012, the Company experienced positive trends in the overall market and in its preneed and perpetual care trusts. For the years ended October 31, 2013 and 2012, the Company’s preneed trusts experienced a total return, including both realized and unrealized losses, of 13.9 percent and 11.4 percent, respectively, and its cemetery perpetual care trusts experienced a total return, including both realized and unrealized losses, of 10.6 percent and 13.2 percent, respectively.

In the Company’s preneed trusts, the fair market value of the investments in the trusts were $34.6 million and $68.5 million lower than its cost basis as of October 31, 2013 and October 31, 2012, respectively. In the Company’s cemetery perpetual care trusts, the fair market value of its investments were $5.5 million and $14.6 million lower than its cost basis as of October 31, 2013 and October 31, 2012, respectively. The cost basis of the Company’s trust assets reflect the price it originally paid for the securities, reduced for other-than-temporary impairments it has recorded pursuant to generally accepted accounting principles which as of October 31, 2013 totaled $83.8 million.

The Company believes that the trust investments will appreciate in value over the long-term. The Company will continue to monitor its investment portfolio closely. Although the Company has significant unrealized and unallocated losses in its trust portfolio, as of October 31, 2013 and October 31, 2012, the Company had $207.2 million and $187.1 million, respectively, in trust earnings, net of losses that have been realized and allocated to contracts that will be recognized in the future as the underlying contracts are ultimately performed.

Securities with unrealized losses totaling $68.1 million at October 31, 2013 were also in a loss position at October 31, 2012, down from $103.3 million at the end of the last fiscal year.

The Company performs a separate analysis to determine whether its preneed contracts are in a loss position and whether a charge to earnings to record a liability for any expected losses is required. No charge has ever been required.

The following table presents the significant sectors in which the Company’s trust portfolio is invested and the percentage of each sector to the total trust portfolio as of October 31, 2013 (in millions).

	Preneed Trusts		Cemetery Perpetual Care Trusts
Sector	Fair Market Value	Percentage of Portfolio	Fair Market Value	Percentage of Portfolio
Mutual Funds	$254.2	40.0%	$124.5	44.5%
Energy	$63.4	10.0%	$8.7	3.1%
Information Technology	$61.1	9.6%	$14.8	5.3%
Financial Services	$53.0	8.3%	$35.1	12.6%
Cash	$50.2	7.9%	$34.0	12.2%

Issuer specific investments in the energy sector represent $63.4 million of the fair market value of the Company’s preneed trust portfolio as of October 31, 2013, of which 64 percent related to investments in master limited partnerships, 34 percent related to common stock and 2 percent related to fixed-income securities. Issuer specific investments in the energy sector represent $8.7 million of the fair market value of the Company’s cemetery perpetual care trust portfolio as of October 31, 2013, of which 68 percent related to investments in common stock and 32 percent related to fixed-income securities.

Issuer specific investments in the information technology sector represented $61.1 million of the fair market value of the Company’s preneed trust portfolio as of October 31, 2013, of which 98 percent related to investments in common stock and 2 percent related to fixed-income securities. Issuer specific investments in the information technology sector represented $14.8 million of the fair market value of the Company’s cemetery perpetual care trust portfolio as of October 31, 2013, of which 93 percent related to investments in common stock and 7 percent related to fixed-income securities.

Issuer specific investments in the financial services sector represented $53.0 million of the fair market value of the Company’s preneed trust portfolio as of October 31, 2013, of which 53 percent related to investments in preferred stock, 35 percent related to common stock and 12 percent related to fixed-income securities. Issuer specific investments in the financial services sector represented $35.1 million of the fair market value of the Company’s cemetery perpetual care trust portfolio as of October 31, 2013, of which 68 percent related to investments in preferred stock, 22 percent related to fixed-income securities and 10 percent related to common stock.

The following table presents the significant sectors in which the Company’s trust portfolio currently has unrealized losses and the percentage of each sector to the total unrealized losses as of October 31, 2013 (in millions). The Company may have other investments in these sectors through its mutual fund holdings.

	Preneed Trusts		Cemetery Perpetual Care Trusts
Sector	Unrealized Losses	Percentage of Total Unrealized Losses	Unrealized Losses	Percentage of Total Unrealized Losses
Information Technology	$20.7	33.3%	$5.4	29.4%

Risks associated with the information technology sector include overall economic conditions, short product cycles, rapid obsolescence of products, competition and government regulation.

Preneed Sales into the Backlog

Net preneed funeral sales decreased 0.7 percent during the year ended October 31, 2013 compared to fiscal year 2012.

The revenues from the Company’s preneed funeral and cemetery merchandise and service sales are deferred into its backlog and are not included in its operating results. The Company had $154.6 million in net preneed funeral and cemetery merchandise and service sales (including $83.2 million related to third-party insurance-funded preneed funeral contracts) during the year ended October 31, 2013 to be recognized in the future as these prepaid products and services are delivered, compared to net sales of $158.8 million (including $81.4 million related to third-party insurance-funded preneed funeral contracts) for the year ended October 31, 2012. Insurance-funded preneed funeral contracts which will be funded by life insurance or annuity contracts issued by third-party insurers are not reflected in the consolidated balance sheets.

Additional Information

For additional information, see the Company’s audited financial statements for the three years ended October 31, 2013, which have been filed on Form 8-K along with this information.

Founded in 1910, Stewart Enterprises, Inc. is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 217 funeral homes and 141 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis. For additional information on Stewart Enterprises, Inc. please visit www.stewartenterprises.com.

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

	Three Months Ended October 31,
	2013	2012
Revenues:
Funeral	$69,186	$69,338
Cemetery	58,275	60,098

	127,461	129,436

Costs and expenses:
Funeral	53,135	52,985
Cemetery	48,194	48,289

	101,329	101,274

Gross profit	26,132	28,162
Corporate general and administrative expenses	(8,339)	(8,257)
Merger-related costs	(4,706)	—
Restructuring and other charges	—	(439)
Hurricane related charges, net	—	(55)
Net gain on dispositions	452	71
Other operating income, net	173	438

Operating earnings	13,712	19,920
Interest expense	(6,059)	(5,857)
Investment and other income, net	69	26

Earnings from continuing operations before income taxes	7,722	14,089
Income taxes	2,430	4,949

Earnings from continuing operations	5,292	9,140

Discontinued operations:
Loss from discontinued operations before income taxes	—	(249)
Income tax benefit	—	(86)

Loss from discontinued operations	—	(163)

Net earnings	$5,292	$8,977

Basic earnings per common share:
Earnings from continuing operations	$.06	$.11
Loss from discontinued operations	—	—

Net earnings	$.06	$.11

Diluted earnings per common share:
Earnings from continuing operations	$.06	$.11
Loss from discontinued operations	—	—

Net earnings	$.06	$.11

Weighted average common shares outstanding (in thousands):
Basic	84,818	84,641

Diluted	86,199	85,181

Dividends declared per common share	$.045	$.08

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

	Year Ended October 31,
	2013	2012
Revenues:
Funeral	$291,190	$282,984
Cemetery	232,867	233,113

	524,057	516,097

Costs and expenses:
Funeral	221,434	213,670
Cemetery	189,013	192,745

	410,447	406,415

Gross profit	113,610	109,682
Corporate general and administrative expenses	(28,633)	(28,521)
Merger-related costs	(8,421)	—
Restructuring and other charges	(81)	(3,291)
Hurricane related charges, net	—	(55)
Net gain on dispositions	1,194	403
Other operating income, net	1,861	1,211

Operating earnings	79,530	79,429
Interest expense	(23,853)	(23,401)
Investment and other income, net	229	174

Earnings from continuing operations before income taxes	55,906	56,202
Income taxes	14,928	18,722

Earnings from continuing operations	40,978	37,480

Discontinued operations:
Loss from discontinued operations before income taxes	(88)	(2,314)
Income tax benefit	(31)	(730)

Loss from discontinued operations	(57)	(1,584)

Net earnings	$40,921	$35,896

Basic earnings per common share:
Earnings from continuing operations	$.48	$.43
Loss from discontinued operations	—	(.02)

Net earnings	$.48	$.41

Diluted earnings per common share:
Earnings from continuing operations	$.47	$.43
Loss from discontinued operations	—	(.02)

Net earnings	$.47	$.41

Weighted average common shares outstanding (in thousands):
Basic	84,605	85,879

Diluted	85,630	86,278

Dividends declared per common share (1)	$.135	$.195

(1)	The first quarter dividend historically declared in December and paid in January (both the Company’s first quarter) was declared in October 2012 (the Company’s fourth quarter) and paid in December 2012. The acceleration of the declaration and payment of the first quarter 2013 dividend resulted in no dividends being declared in the first quarter of 2013, although the dividend was paid in the first quarter of 2013. The Company paid $14.8 million, or $.175 per share, in dividends for fiscal year 2013, compared to $13.3 million, or $.155 per share, in dividends during fiscal year 2012.

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands, except per share amounts)

	Year Ended October 31,
	2013	2012
Cash flows from operating activities:
Net earnings	$40,921	$35,896
Adjustments to reconcile net earnings to net cash provided by operating activities:
Net (gain) loss on dispositions	(1,106)	468
Non-cash restructuring charge	—	1,236
Depreciation and amortization	26,248	26,412
Non-cash interest and amortization of discount on senior convertible notes	5,824	5,531
Provision for doubtful accounts	4,519	4,256
Share-based compensation	4,079	3,404
Excess tax benefits from share-based payment arrangements	(2,608)	—
Provision for deferred income taxes	4,786	16,000
Estimated obligation to fund cemetery perpetual care trust	851	619
Other	129	159
Changes in assets and liabilities:
Increase in receivables	(4,678)	(12,158)
Decrease in prepaid expenses	262	124
Increase in inventories and cemetery property	(2,006)	(6,778)
Federal income tax refund received	740	76
Increase (decrease) in accounts payable and accrued expenses	5,972	(546)
Net effect of preneed funeral production and maturities:
(Increase) decrease in preneed funeral receivables and trust investments	(9,453)	1,280
Decrease in deferred preneed funeral revenue	(1,567)	(4)
Increase (decrease) in deferred preneed funeral receipts held in trust	8,593	(4,803)
Net effect of preneed cemetery production and deliveries:
Increase in preneed cemetery receivables and trust investments	(1,111)	(135)
Increase in deferred preneed cemetery revenue	1,948	6,110
Increase (decrease) in deferred preneed cemetery receipts held in trust	3,589	(859)
Increase in other	1,042	249

Net cash provided by operating activities	86,974	76,537

Cash flows from investing activities:
Proceeds from sales/maturities of marketable securities and release of restricted funds	2,914	2,869
Deposits of restricted funds and purchases of marketable securities	(11,677)	(12,630)
Proceeds from sale of assets	1,341	755
Purchase of subsidiaries and other investments, net of cash acquired	—	(6,442)
Additions to property and equipment	(25,290)	(20,846)
Other	138	148

Net cash used in investing activities	(32,574)	(36,146)

Cash flows from financing activities:
Repayments of long-term debt	(6)	(5)
Debt refinancing costs	—	(34)
Issuance of common stock	3,374	2,910
Purchase and retirement of common stock	(1,833)	(27,428)
Dividends	(14,813)	(13,335)
Excess tax benefits from share-based payment arrangements	2,608	—

Net cash used in financing activities	(10,670)	(37,892)

Net increase in cash	43,730	2,499
Cash and cash equivalents, beginning of year	68,187	65,688

Cash and cash equivalents, end of year	$111,917	$68,187

Supplemental cash flow information:
Cash paid during the year for:
Income taxes, net	$4,994	$2,798
Interest	$18,130	$18,237
Non-cash investing and financing activities:
Issuance of common stock to directors	$133	$437
Issuance of restricted stock, net of forfeitures	$146	$690
Dividends declared but not paid	$—	$3,400

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE PERIODS ENDED OCTOBER 31, 2013 AND 2012

(Unaudited)

The Company recorded several items during the three and twelve months ended October 31, 2013 and 2012 that impacted earnings from continuing operations: a non-cash interest expense related to the Company’s senior convertible notes, merger-related costs, restructuring and other charges, a perpetual care funding obligation, net gain on dispositions and unusual tax adjustments. The Company is presenting adjusted earnings in the table below to eliminate the effects of the specified items.

	Three Months Ended October 31,				Twelve Months Ended October 31,
Adjusted Balances are Net of Tax	2013		2012		2013		2012
	millions	per diluted share	millions	per diluted share	millions	per diluted share	millions	per diluted share
Consolidated net earnings	$5.3	$.06	$9.0	$.11	$40.9	$.47	$35.9	$.41
Add: Loss from discontinued operations	—	—	0.1	—	0.1	—	1.6	.02

Earnings from continuing operations	5.3	.06	9.1	.11	41.0	.47	37.5	.43

Add: Non-cash interest expense on senior convertible notes (1)	0.7	.01	0.7	.01	2.7	.03	2.6	.03
Add: Merger-related costs (2)	3.0	.03	—	—	5.3	.06	—	—
Add: Restructuring and other charges (3)	—	—	0.3	—	0.1	—	2.1	.02
Add: Perpetual care funding obligation (4)	0.5	.01	—	—	0.5	.01	0.4	—
Subtract: Net gain on dispositions (5)	(0.3)	—	—	—	(0.8)	(.01)	(0.3)	—
Subtract: Unusual tax adjustments (6)	(0.1)	—	—	—	(5.8)	(.06)	(2.1)	(.02)

Adjusted earnings from continuing operations	$9.1	$.11	$10.1	$.12	$43.0	$.50	$40.2	$.46

(1)	Effective November 1, 2009, the Company adopted Financial Accounting Standards Board guidance that relates to the Company’s senior convertible notes, which has been applied retrospectively in the Company’s financial statements. The tax rate associated with the interest expense related to the Company’s senior convertible notes was 35.4 percent and 37.1 percent for the three and twelve months ended October 31, 2013, respectively. The tax rate associated with the interest expense related to the Company’s senior convertible notes was 36.4 percent and 37.0 percent for the three and twelve months ended October 31, 2012, respectively.
(2)	On May 29, 2013, the Company announced that it had entered into a definitive merger agreement with SCI. Pursuant to the agreement, holders of the Company’s Class A and Class B common stock will receive $13.25 in cash for each share of common stock they hold. The transaction was approved by the Company’s shareholders on August 13, 2013. The transaction is subject to the satisfaction of customary closing conditions and regulatory approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The proposed transaction is expected to close in late calendar year 2013. During fiscal year 2013, the Company incurred $8.4 million in merger-related costs, including $4.7 million in the fourth quarter of fiscal year 2013. The tax rate associated with the Company’s merger-related costs for the three and twelve months ended October 31, 2013 was 36.7 percent and 37.1 percent, respectively.
(3)	The Company recorded $0.4 million and $3.3 million in restructuring and other charges during the three and twelve months ended October 31, 2012, respectively. These charges were primarily related to separation pay, termination benefits and a non-cash asset impairment due in part to the restructuring of the sales and operations of the organization, along with a reduction in workforce associated with the Company’s continuous improvement initiative. The tax rate associated with this charge for the three and twelve months ended October 31, 2012 was 35.5 percent and 37.0 percent, respectively.
(4)	During the fourth quarter of 2013, the Company recorded a charge to record a funding obligation related to the Company’s perpetual care trusts in relation to its investment in Dell, as the company went private in October 2013. During the first quarter of 2012, as a result of Eastman Kodak’s bankruptcy, the Company recorded a charge to record a probable funding obligation related to the Company’s perpetual care trusts. The tax rate associated with the Company’s adjustment for the perpetual care funding obligation for the three and twelve months ended October 31, 2013 was 37.1 percent. The tax rate associated with the Company’s adjustment for the perpetual care funding obligation for the twelve months ended October 31, 2012 was 37.0 percent.
(5)	The tax rate associated with the Company’s adjustment for the net gain on dispositions for the three and twelve months ended October 31, 2013 was 36.2 percent and 37.1 percent, respectively. The tax rate associated with the Company’s adjustment for the net gain on dispositions for the twelve months ended October 31, 2012 was 37.0 percent.
(6)	For the three and twelve months ended October 31, 2013 and the twelve months ended October 31, 2012, the Company recorded reductions in the tax valuation allowance of $0.1 million, $2.8 million and $2.1 million, respectively, primarily resulting from the improved performance of the Company’s trust portfolio. During fiscal year 2013, Puerto Rico passed new tax legislation that increased the top tax rate for businesses from 30 percent to 39 percent. As a result, the Company revalued its Puerto Rican deferred tax assets, resulting in a one-time non-cash benefit of $3.0 million, net.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE PERIODS ENDED OCTOBER 31, 2013 AND 2012

(Unaudited)

Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Management believes that free cash flow is a useful measure of the Company’s ability to make strategic investments, repurchase stock, repay debt or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow) and free cash flow for the three and twelve months ended October 31, 2013 and 2012:

Free Cash Flow	Three Months Ended October 31,		Twelve Months Ended October 31,
(Dollars in millions)	2013	2012	2013	2012
Net cash provided by operating activities (1)	$18.6	$17.8	$87.0	$76.5
Less: Maintenance capital expenditures	(3.6)	(3.7)	(17.9)	(15.1)

Free cash flow	$15.0	$14.1	$69.1	$61.4

(1)	Cash flow provided by operating activities for fiscal year 2013 was $87.0 million compared to $76.5 million for fiscal year 2012. For fiscal year 2013, the Company generated a $5.0 million improvement in net earnings. In addition, the Company experienced a positive change in working capital, partly driven by a $7.5 million improvement in cash flow from receivables, coupled with a $4.2 million decline in spending on cemetery development projects. These changes were partially offset by $2.2 million in additional net tax payments during the fiscal year.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE PERIODS ENDED OCTOBER 31, 2013 AND 2012

(Unaudited)

Adjusted EBITDA is defined as earnings from continuing operations plus depreciation and amortization, interest expense, perpetual care funding obligations, restructuring and other charges, merger-related costs, hurricane related charges, income taxes and less net gain on dispositions. Adjusted EBITDA margins are calculated by dividing adjusted EBITDA by revenue.

Management believes that adjusted EBITDA is a useful measure for providing additional insight into the Company’s operating performance. Due to the Company’s significant cash investment in preneed activity, management does not view adjusted EBITDA as a measure of the Company’s cash flow. Investors should be aware that adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. The following table provides a reconciliation between net earnings (the GAAP financial measure that the Company believes is most directly comparable to adjusted EBITDA) and adjusted EBITDA for the three and twelve months ended October 31, 2013 and 2012:

Adjusted EBITDA	Three Months Ended October 31,		Twelve Months Ended October 31,
(Dollars in millions)	2013	2012	2013	2012
Consolidated net earnings	$5.3	$9.0	$40.9	$35.9
Add: Loss from discontinued operations	—	0.1	0.1	1.6

Earnings from continuing operations	5.3	9.1	41.0	37.5
Add: Depreciation and amortization	6.6	6.6	26.2	26.4
Add: Interest expense	6.1	5.9	23.9	23.4
Add: Perpetual care funding obligation	0.8	—	0.8	0.6
Add: Restructuring and other charges	—	0.4	0.1	3.3
Add: Merger-related costs	4.7	—	8.4	—
Add: Hurricane related charges	—	0.1	—	0.1
Add: Income taxes	2.4	5.0	14.9	18.7
Subtract: Net gain on dispositions	(0.5)	(0.1)	(1.2)	(0.4)

Adjusted EBITDA	$25.4	$27.0	$114.1	$109.6

Adjusted EBITDA margin	19.9%	20.9%	21.8%	21.2%

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CAUTIONARY STATEMENTS

This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:

•	effects on our trusts and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects of the substantial unrealized losses in the investments in our trusts, including:

•	decreased future cash flow and earnings as a result of reduced earnings from our trusts and trust fund management;

•	the potential to realize additional losses and additional cemetery perpetual care funding obligations and tax valuation allowances;

•	effects on at-need and preneed sales of a weak economy;

•	effects on revenue due to the changes in the number of deaths in our markets and recent annual declines in funeral call volume;

•	effects on our revenue and earnings of the continuing national trend toward increased cremation and the increases in the percentage of cremations performed by us that are inexpensive direct cremations;

•	effects on our future revenue and costs of our organizational restructuring designed to better integrate operations and sales, implemented primarily during the latter part of fiscal year 2012 and the beginning of fiscal year 2013;

•	effects on cash flow and earnings as a result of increased costs, particularly supply costs related to increases in commodity prices;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	risk of loss due to hurricanes and other natural disasters;

•	effects of the call options the Company purchased and the warrants the Company sold on our Class A common stock and the effects of the outstanding warrants on the ownership interest of our current stockholders;

•	our ability to pay future dividends on our common stock;

•	the effects on us as a result of our industry’s complex accounting model;

•	the occurrence of any circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement; the inability to complete the transaction due to the failure to satisfy conditions to completion of the transaction, including the receipt of all regulatory approvals related to the transaction; the disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement of the transaction on the Company’s relationships with its customers, operating results and business generally;

and other risks and uncertainties described in our Form 10-K for the year ended October 31, 2012, filed with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.

CONTACT:	Lewis J. Derbes, Jr.
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400